UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2014

AMERICAN REALTY CAPITAL PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-35263	45-2482685
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue, 15th Floor
New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The disclosure contained in Item 2.03 of this Current Report on Form 8-K is incorporated into this Item 1.01 by reference in its entirety.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 30, 2014, American Realty Capital Properties, Inc. (the “Parent”) and ARC Properties Operating Partnership, L.P., as the borrower (the “Company”), entered into an amended and restated credit agreement (the “Agreement”) relating to the Company’s amended and restated senior unsecured credit facility (the “Facility”). The Parent and the Company accepted commitments from 20 financial institutions totaling $4.6 billion for the Facility in advance of the execution of the Agreement. The Facility is comprised of a $1.2 billion term loan facility (with a delayed draw component equal to $200.0 million), a $3.150 billion dollar-denominated revolving credit facility and a $250.0 million multi-currency revolving facility (all of which can be borrowed in dollars, at the Company’s discretion). The Facility includes an accordion feature, which, if exercised in full, allows the Company to increase the aggregate commitments under the Facility to $6.0 billion, subject to the receipt of such additional commitments and the satisfaction of certain customary conditions. In addition to the guaranty by the Parent, the Facility is also guaranteed by certain subsidiaries of the Parent that own an equity interest in the Borrower or that have guaranteed the debt of the Borrower or of any other guarantor.

The revolving credit facility generally bears interest at an annual rate of LIBOR plus from 1.00% to 1.80% or Base Rate plus 0.00% to 0.80% (based upon the Parent’s then current credit rating). “Base Rate” is defined as the highest of the prime rate, the federal funds rate plus 0.50% or a floating rate based on one month LIBOR, determined on a daily basis. The term loan facility generally bears interest at an annual rate of LIBOR plus 1.15% to 2.05%, or Base Rate plus 0.15% to 1.05% (based upon the Parent’s then current credit rating). The Loans will initially be priced with an applicable margin of 1.35% in the case of LIBOR revolving loans and 1.60% in the case of LIBOR term loans. In addition, the Agreement provides the flexibility for interest rate auctions, pursuant to which, at the Company’s election, the Company may request that lenders make competitive bids to provide revolving loans, which competitive bids may be at pricing levels that differ from the foregoing interest rates.

The Agreement provides for monthly interest payments under the Facility. In the event of an event of default, at the election of the majority of the lenders (or automatically upon a bankruptcy event of default with respect to the Parent or the Company), the commitments of the lenders under the Facility terminate, and payment of any unpaid amounts in respect of the Facility is accelerated. The revolving credit facility and the term loan facility both terminate on June 30, 2018, in each case, unless extended in accordance with the terms of the Agreement. The Agreement provides for a one-year extension option with respect to each of the revolving credit facility and the term loan facility, exercisable at the Company’s election and subject to certain customary conditions, as well as certain customary “amend and extend” provisions. At any time, upon timely notice by the Company and subject to any breakage fees, the Company may prepay borrowings under the Facility (subject to certain limitations applicable to the prepayment of any loans obtained through an interest rate auction, as described above). The Company incurs a fee equal to 0.15% to 0.25% per annum (based upon the Parent’s then current credit rating) multiplied by the commitments (whether or not utilized) in respect of the dollar revolving credit facility and the multicurrency credit facility. The Company incurs an unused fee of 0.25% per annum on the unused amount of the delayed draw term loan commitments. In addition, the Company incurs customary administrative agent, letter of credit issuance, letter of credit fronting, extension and other fees.

Future borrowings under the Facility will be subject to customary conditions for these types of financings, including (a) the bring-down of the Company’s representations and warranties, (b) no default existing and (c) timely notice by the Company. The Facility will contain various customary covenants, including financial maintenance covenants with respect to maximum consolidated leverage ratio, minimum fixed charge coverage ratio, maximum secured leverage ratio, maximum unencumbered leverage ratio, and minimum unencumbered interest coverage ratio. Any failure to comply with these financial maintenance covenants would constitute a default under the Facility and would prevent further borrowings thereunder. The Agreement also includes customary restrictions on, inter alia, liens, negative pledges, restrictions on intercompany transfers, fundamental changes, investments, transactions with affiliates and restricted payments.

A press release, issued by the Parent on June 30, 2014, related to the foregoing, is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release Issued June 30, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL PROPERTIES, INC.

June 30, 2014	By:	/s/ Nicholas S. Schorsch
	Name:	Nicholas S. Schorsch
	Title:	Chief Executive Officer and Chairman of the Board of Directors